Exhibit 10.12

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of January 5, 2012 (this "Agreement"), by and between HAN FENG, INC., a North Carolina corporation having its principal place of business at 6001 West Market Street, Greensboro, North Carolina 27409, and NEW SUN WAH TRADING CORPORATION, a South Carolina corporation having its principal place of business at 6001 West Market Street, Greensboro, North Carolina 27409 (each a "Borrower" and together the "Borrowers"), and EAST WEST BANK, 1040 Avenue of the Americas, 16th Floor, New York, New York 10018 (referred to herein as the "Bank").

1. AMOUNT AND TERMS OF THE LOANS

1.01. Loans

Subject to the terms and conditions of this Agreement, the Bank agrees to make loans (each a "Loan" and, collectively, the "Loans") to the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the lesser of the Commitment Amount and the Borrowing Base. During the Commitment Period, each Borrower may borrow, prepay in whole or in part in accordance with Section 1.05(a) and reborrow under the Commitment, all in accordance with the terms and conditions hereof. The aggregate outstanding principal balance of the Loans shall be due and payable in full on the Maturity Date. On the Maturity Date the principal balance of the Loan outstanding for each Borrower shall be debited from such Borrower's Account (as defined in Section 1.03(b)), or, if sufficient funds are unavailable in such Account on that day, then any other account of the Borrowers or either of them maintained with the Bank.

1.02. Note

(a)     The Loans shall be evidenced by a promissory note of the Borrowers, substantially in the form of Exhibit A, with appropriate insertions therein as to date and principal amount (as indorsed or modified from time to time, including all replacements thereof and substitutions therefor, the "Note"), payable to the order of the Bank and representing the joint and several obligation of the Borrowers to pay the aggregate outstanding principal balance of the Loans, in each case with interest thereon as prescribed in Section 2.01.

(b)     The Bank is hereby authorized to record (i) the date and amount of each Loan made by the Bank, (ii) the Borrower to which such Loan was made, and (iii) the date and amount of each payment and prepayment of principal of any Loans on the schedule (and any continuations thereof) annexed to and constituting a part of the Note. No failure so to record or any error in so recording shall affect the obligation of the Borrowers to repay the Loans, with interest thereon, as herein provided.

1.03. Procedure for Borrowing

(a)     Each Borrower may borrow Loans on any Business Day during the Commitment Period, provided that such Borrower shall notify the Bank in writing, which may be by facsimile not later than 12:00 noon on the same Business Day, specifying (i) the aggregate principal amount of Loans to be borrowed and (ii) the requested Borrowing Date.     Such notice shall be irrevocable and confirmed immediately by delivery to the Bank of a written Borrowing Request. Each Loan shall be in a principal amount equal to $10,000 or an integral multiple thereof, or, if less, the difference between the aggregate outstanding principal amount of all Loans and the Borrowing Availability.

(b)     Subject to the satisfaction of the terms and conditions of this Agreement, as determined by the Bank, the Bank shall disburse the proceeds of each Loan to a Borrower by crediting the account of such Borrower maintained at the Bank (including any successor or other account maintained at the Bank and designated in writing by such Borrower to the Bank, the "Account") with the amount of such requested Loan.

1.04. Termination or Reduction of Commitment

The Borrowers, acting jointly, shall have the right, upon at least three Business Days' prior written notice to the Bank, at any time, to terminate the Commitment or from time to time to permanently reduce the Commitment, provided, however, that any such reduction shall be in the amount of $100,000 or an integral multiple of $100,000 in excess thereof. Simultaneously with each reduction of the Commitment under this Section, the Borrowers shall prepay the Loans as required by Section 1.05(b).

1.05. Payments of the Loans

(a)  Voluntary Prepayments. Each Borrower may, at its option, prepay the Loans without premium or penalty in full at any time or in part from time to time by notifying the Bank in writing not later than the date of such prepayment specifying the principal amount of the Loans to be prepaid and the date of prepayment. Each such notice shall be irrevocable and the amount specified in each such notice shall be due and payable on the date specified. Each partial prepayment of the Loans pursuant to this Subsection shall be in an aggregate principal amount of $10,000 or an integral multiple thereof, or, if less, the outstanding principal balances of the Loans.

(b)  Mandatory Prepayments of Loans. (i) Simultaneously with each reduction of the Commitment under Section 1.04, the Borrowers shall prepay the outstanding Loans by the amount, if any, by which the aggregate unpaid principal balance of the Loans exceeds the amount of the Commitment as so reduced.

(ii) If, at any time, the sum of the aggregate outstanding principal balance of the Loans exceeds the Borrowing Base, the Borrowers shall immediately prepay the outstanding Loans in an amount equal to such excess.

(c)  In General. Simultaneously with each prepayment of the Loans, the Borrower making such prepayment shall prepay all accrued interest on the amount prepaid through the date of prepayment.

1.06. Treatment and Application of Payments

(a)     Each payment, including each prepayment, of principal and interest on the Loans, and of all fees to be paid to the Bank in connection with this Agreement (the "Fees") shall be made by the Borrowers, or either of them, prior to 12:00 noon on the date such payment is due, at the Bank's office set forth in Section 9.02, in lawful money of the United States, in funds immediately available to the Bank and without set-off or counterclaim. The failure of the Borrowers to make any such payment by such time shall not constitute a Default, provided that such payment is made on such due date, but any such payment made after. 12:00 noon on such due date shall be deemed to have been made prior to12:00 noon on the next Business Day for the purpose of calculating interest.

(b)     If any payment shall be due and payable on a day which is not a Business Day, the due date thereof shall be extended to the next Business Day and interest shall be payable at the applicable rate specified herein during such extension, provided, however, that if such next Business Day is after the Maturity Date, any such payment shall be due on the immediately preceding Business Day.

1.07. Use of Proceeds

The Borrowers agree that the proceeds of the Loans shall be used solely, directly or indirectly, (i) for working capital and general corporate purposes, (ii) to pay all of the Fees due hereunder, and (iii) pay the out-of-pocket fees and expenses incurred by the Borrowers in connection with the Loan Documents, Notwithstanding anything to the contrary contained in any Loan Document, the Borrowers agree that no part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended.

1.08. Guarantees and Deeds of Trust

(a) All obligations of the Borrowers hereunder shall be unconditionally, jointly and severally guaranteed (i) by ZHOU MN NI and CHAN SIN WONG (the "Individual Guarantors"), pursuant to the terms of a General Guarantee to be in form and substance satisfactory to the Bank and its counsel (as the same may be amended, supplemented or otherwise modified from time to time, the "Individual Guarantee") and (ii) by TRUSE TRUCKING INC., a North Carolina corporation, G & S TRUCKING INC, a South Carolina corporation, MORNING FIRST DELIVERY, INC. , a North Carolina corporation, R & N COLUMBIA REALTY LLC, a South Carolina corporation, R & N HOLDINGS, LLC, a North Carolina limited liability company, and R & N LEXINGTON, L.L.C., a North Carolina limited liability company (the "Company Guarantor?' and together with the Individual Guarantor, the "Guarantors"), pursuant to the terms of General Guarantees to be in form and substance satisfactory to the Bank and its counsel (as the same may be amended, supplemented or otherwise modified from time to time, the "Company Guarantees" and together with the Individual Guarantee, the "Guarantees").

(b) R & N HOLDINGS, LLC shall execute a separate Company Guarantee which shall be secured by a second deed of trust in the principal amount of $1,850,000 recorded against premises owned by such company known as 6001 West Market Street, Greensboro, North Carolina 27409, together with an adjoining undeveloped parcel of land known as 204-210 Moe Road, Greensboro, North Carolina (the "West Market Deed of Trust"), such deed of trust to be insured by title insurance to be in form and substance satisfactory to the Bank and its counsel, and such other documents related thereto as may be reasonably required by the Bank.

(c) R & N LEXINGTON, L.L.C. shall execute a separate Company Guarantee which shall be secured by a second deed of trust in the principal amount of $1,400,000 recorded against premises owned by such company known as 303 Albemarle Street, Lexington, North Carolina 27292 (the "Albemarle Deed of Trust"), such deed of trust to be insured by title insurance to be in form and substance satisfactory to the Bank and its counsel, and such other documents related thereto as may be reasonably required by the Bank.

1.09. Security Agreement

(a) All obligations of the Borrowers hereunder shall be secured pursuant to the terms of a Security Agreements to be in form and substance satisfactory to the Bank and its counsel (as the same may be amended, supplemented or otherwise modified from time to time, the "Security Agreements").

2. INTEREST, FEES, YIELD PROTECTIONS, ETC.

2.01. Interest Rate and Payment Dates

(a) Prior to Maturity. Except as otherwise provided in Section 2.01(b), prior to maturity, the outstanding principal balance of the Loans shall bear interest at a rate per annum equal to 1.00% in excess of the Prime Rate, but in no event less than 4.5% per annum.

(b) Default Rate. If any payment of principal and/or interest is not paid when due (whether at stated maturity, by acceleration or otherwise) the unpaid principal balance of the Loans shall bear interest at a rate per annum (whether before or after the entry of a judgment thereon) equal to 5% above the rate which would otherwise be applicable under Section 2.01(a) and any overdue interest or other amount payable under the Loan Documents shall bear interest at a rate per annum equal to the 6.00% in excess of the Prime Rate. All such interest shall be payable on demand.

(c) In General. Interest on all amounts due and payable hereunder shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Except as otherwise provided in Section 2.01(b), interest shall be payable monthly in arrears on the fifth day of each month (commencing with the first such date to occur after the making of the first Loan hereunder), and, as provided in Section 1.05(c), upon each prepayment of the Loans. Each payment of interest shall be debited on the due date thereof from the Account designated by the Borrowers, or, if sufficient funds are unavailable in the Account on such day, then any other account of the Borrowers or either of them maintained with the Bank. Any change in the interest rate on the Loans resulting from a change in the Prime Rate or reserve requirements shall become effective as of the opening of business on the day on which such change shall become effective. Each determination of the Prime Rate by the Bank pursuant to this Agreement shall be conclusive and binding on all parties hereto absent manifest error. The Borrowers acknowledge that to the extent interest payable on a Loan is based on the Prime Rate, such rate is only one of the bases for computing interest on loans made by the Bank, and by basing interest payable on a Loan on the Prime Rate, the Bank has not committed to charge, and the Borrowers have not in any way bargained for, interest based on a lower rate than that at which, or the lowest rate at which, the Bank may now or in the future make loans to other borrowers.

(d) Highest Lawful Rate. At no time shall the interest rate payable on the Loans, together with the Fees and all other amounts payable under the Loan Documents to the Bank, to the extent the same are construed to constitute interest, exceed the maximum rate of interest that at any time may be contracted for, taken, charged or received by the Bank under the Loan Documents under applicable law. If for any period during the term of this Agreement, any amount paid to the Bank under the Loan Documents, to the extent the same shall (but for the provisions of this Section) constitute or be deemed to constitute interest, would exceed the maximum amount of interest permitted during such period, then such excess amount shall be applied or shall be deemed to have been applied as a prepayment of the Loans in such order as the Bank shall determine.

2.02. Fees

Facility Fee. The Borrowers agree to pay to the Bank the Facility Fee, due and payable on the Effective Date.

2.03. Taxes; Net Payments

(a)     All payments made by the Borrowers or either of them under the Loan Documents shall be made free and clear of, and without reduction for or on account of, any Taxes required by law to be withheld from any amounts payable under the Loan Documents. In the event that a Borrower is prohibited by law from making payments under the Loan Documents free of deductions or withholdings, such Borrower shall pay such additional amounts to the Bank as may be necessary in order that the actual amounts received by the Bank in respect of interest and any other amounts payable under the Loan Documents after such deduction or withholding (and after payment of any additional taxes or other charges due as a consequence of the payment of such additional amounts) shall equal the amount which would have been received if such deduction or withholding were not required.

(b)     The Borrowers agree to pay any current or future stamp or documentary Taxes and any other excise or property Taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or any amendment of, supplement to or modification of, or any waiver or consent under or in respect of, the Loan Documents or otherwise with respect to, the Loan Documents.

2.04. Capital Adequacy

If (i) the enactment or promulgation of, or any change or phasing in of, any United States or foreign law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof, (ii) compliance with any directive or guideline from any central bank or United States or foreign Governmental Authority (whether having the force of law) promulgated or made after the date hereof, or (iii) compliance with the Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System as set forth in 12 CFR Parts 208 and 225, or of the Comptroller of the Currency, Department of the Treasury, as set forth in 12 CFR Part 3, or similar legislation, rules, guidelines, directives or regulations under any applicable United States or foreign Governmental Authority affects or would affect the amount of capital required to be maintained by the Bank (or any lending office of the Bank) or any corporation directly or indirectly owning or controlling the Bank or imposes any restriction on or otherwise adversely affects the Bank (or any lending office of the Bank) or any corporation directly or indirectly owning or controlling the Bank and the Bank shall have determined that such enactment, promulgation, change or compliance has the effect of reducing the rate of return on the Bank's capital or the asset value to the Bank of any loan made by the Bank as a consequence, directly or indirectly, of its obligations to make and maintain the funding of the Loans at a level below that which the Bank could have achieved but for such enactment, promulgation, change or compliance (after taking into account the Bank's policies regarding capital adequacy) by an amount deemed by the Bank to be material, then, upon demand by the Bank, the Borrower shall promptly pay to the Bank such additional amount or amounts as shall be sufficient to compensate the Bank for such reduction in such rate of return or asset value. Such demand shall be accompanied by a statement setting forth in reasonable detail the calculations of any amounts payable pursuant to this Section, which statement shall be conclusive absent manifest error.

2.05. Bank's Records

The Bank's records with respect to the Loans, the interest rates applicable thereto, each payment and prepayment by the Borrowers of principal and interest on the Loans and fees, expenses and any other amounts due and payable in connection with this Agreement shall be presumed con-ect absent manifest error.

2.06. Obligations Joint and Several

All obligations of the Borrowers hereunder shall be joint and several.

3. REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Agreement and to make the Loans, the Borrower makes the following representations and warranties to the Bank:

3.01. Existence and Power; Subsidiaries

(a)     Each of Han Feng, Inc., Truse Trucking Inc. and Morning First Delivery, Inc. is a duly formed and validly existing corporation, in good standing under the laws of the State of North Carolina, has all requisite power and authority to own its Property and to can-y on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect on it. As of the Effective Date, none of them has any Subsidiaries.

(b)     Each of New Sun Wah Trading Corporation and G & S Trucking Inc is a duly formed and validly existing corporation, in good standing under the laws of the State of South Carolina, has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect on it. As of the Effective Date, neither of them has any Subsidiaries.

(c)     Each of R & N Holdings, LLC and R & N Lexington, L.L.C. is a duly formed and validly existing limited liability company, in good standing under the laws of the State of North Carolina, has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in, which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect on it. As of the Effective Date, neither of them has any Subsidiaries.

(d)     R & N Columbia Realty LLC is a duly formed and validly existing limited liability company, in good standing under the laws of the State of South Carolina, has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the nature of the business conducted therein or the Property owned by it therein makes such qualification necessary, except where such failure to qualify could not reasonably be expected to have a Material Adverse Effect on it. As of the Effective Date, it does not have any Subsidiaries.

3.02. Authority and Execution

(a)     Each of the Borrowers has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary corporate or other applicable action and are in full compliance with its Organizational Documents. Each of the Borrowers has duly executed and delivered the Loan Documents to which it is a party.

(b)     Each of the Company Guarantors has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary limited liability company or other applicable action and are in full compliance with its Organizational Documents. Each of the Company Guarantors has duly executed and delivered the Loan Documents to which it is a party.

(c)     Each of the Individual Guarantors has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which he or she is a party. Each of the Individual Guarantors has duly executed and delivered the Loan Documents to which he or she is a party.

3.03. Binding Agreement

The Loan Documents (other than the Note) constitute, and the Note, when issued and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of each Credit Party, in each case, to the extent it is a party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

3.04. Absence of Defaults; No Conflicting Agreements

Neither of the Borrowers, nor any other Credit Party, is in default under any mortgage, indenture, contract or agreement to which it is a party or by which it or any of its Property is bound. The execution, delivery and carrying out of the terms of the Loan Documents will not (i) constitute a default under any such mortgage, indenture, contract or agreement, or result in the creation or imposition of, or obligation to create, any Lien upon any Property of either Borrower or any other Credit Party, except for Liens created pursuant to the Loan Documents, (ii) result in a breach of or require the mandatory repayment of or other acceleration of payment under or pursuant to the terms of any such mortgage, indenture, contract or agreement or (iii) result in the violation of any statute, regulation, rule and order of any Governmental Authority which is applicable to it.

3.05. Consents

No consent, authorization or approval of, filing with, notice to, or exemption by, any Governmental Authority or any other Person is required to authorize, or is required in connection with the execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, or is required as a condition to the validity or enforceability of the Loan Documents, except for the filing of financing statements to perfect the Liens granted pursuant to the Security Agreements.

3.06. Litigation

There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority pending or, to the knowledge of either Borrower, threatened against any Credit Party, maintained by any Credit Party or which may affect the Property of any Credit Party, which could reasonably be expected to have a Material Adverse Effect on any Credit Party, which call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document, or might, individually or in the aggregate, materially and adversely affect any of the transactions contemplated by any Loan Document.

3.07. Compliance with Applicable Laws

Neither Borrower, nor any other Credit Party, is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority. Each of the Borrowers, and each other Credit Party, is in compliance in all material respects with all statutes, regulations, rules and orders applicable to it, including, without limitation, Environmental Laws.

3.08. Taxes

Each of the Borrowers has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it (except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with GAAP), and no tax Liens have been filed and no claims are being asserted with respect to such taxes.

3.09. Financial Statements

Each of the Borrowers has heretofore delivered to the Bank its balance sheet and related statements of operations, stockholders' equity and cash flows for the fiscal year last ended (the "Financial Statements"), which (a) fairly present the Borrower's financial condition on such date and results of operations for the year ended on such date, and (b) have been prepared in conformity with GAAP. Except as reflected in the Financial Statements or in the notes thereto, such Borrower has no obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which, in accordance with GAAP, should have been shown on the Financial Statements and was not. Since the date of the Financial Statements, each Borrower has conducted its business only in the ordinary course and there has been no Material Adverse Change

3.10. Governmental Regulations

Neither Borrower, nor any Person controlled by, controlling, or under common control with, either Borrower, is subject to regulation under the Federal Power Act, as amended, or the Investment Company Act of 1940, as amended, or is subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness, including, without limitation, statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

3.11. Federal Reserve Regulations; Use of Loan Proceeds

Neither Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose that violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended. After giving effect to the making of the Loans, Margin Stock will constitute less than 25% of the aggregate assets (as determined by any reasonable method) of the Borrowers.

3.12. Property

(a) Each Borrower and each other Credit Party has (i) good and marketable title to all of its Property, title to which is material to it, and (ii) a valid leasehold interest in all Property, a leasehold interest in which is material to it, in each case subject to no Liens, except Permitted Liens.

(b) Each of the Borrowers owns, or is entitled to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by each Borrower does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

3.13. Plans

Neither of the Borrowers nor any of their ERISA Affiliates is a party to a multiemployer plan as defined in Section 4001(a)(3) of ERISA. The Borrower and its ERISA Affiliates have fulfilled all obligations under the minimum funding standards of ERISA and the Code with respect to each Pension Plan established or maintained by the Borrower or its ERISA Affiliates and with respect to each such Pension Plan are not subject to any material liability to the PBGC under Title IV of ERISA. With respect to each Employee Benefit Plan, the Brower is in compliance in all material respects with the currently applicable provisions of ERISA and the Code.

3.14. Environmental Matters

(a)     Each of the Borrowers and Company Guarantors is in compliance in all material respects with the requirements of all applicable Environmental Laws, the violation of which could have a Material Adverse Effect on such Borrower or Company Guarantor.

(b)     No hazardous substances have been generated or manufactured on, transported to or from, treated at, stored at or discharged from any real property owned, leased or operated by a Borrower or Company Guarantor except in compliance with all applicable Environmental Laws.

(c)     Neither Borrower nor any Company Guarantor has received notice or otherwise learned of any claim, demand, suit, action, proceeding, event, condition, report, directive, Lien, violation, non-compliance or investigation indicating or concerning any potential or actual liability or remedial action arising in connection with: (x) any non-compliance with or violation of the requirements of any applicable Environmental Laws, or (y) the presence of, or release or threatened release of any hazardous substance on or from any real property owned, leased or operated by such Borrower or Company Guarantor.

3.15. Security Interests

Subject to the filing of UCC-1 financing statements in the applicable filing offices, the payment of the fees in respect thereof and the filing of continuation statements when required by applicable law, the security interests granted under the  Security Agreements constitute valid, binding and continuing duly perfected first priority Liens in and to the Collateral, subject to no other Liens, other than Permitted Liens.

3.16. No Misrepresentation

No representation or warranty contained in any Loan Document and no certificate or report from time to time furnished by any Credit Party in connection with the transactions contemplated thereby, contains or will contain a misstatement of material fact, or, to the best knowledge of such Credit Party, omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made, provided that any projections or pro-forma financial information contained therein are good faith estimates based upon assumptions believed by such Credit Party to be reasonable at the time such estimates are made.

3.17. Solvency

After giving effect to the Loans to be made on the Effective Date, each Borrower and Company Guarantor is Solvent.

4.. CONDITIONS TO LOANS

4.01. Conditions Precedent to Effectiveness

The effectiveness of this Agreement, and the obligation of the Bank to make a Loan on the first Borrowing Date, is subject to the fulfillment of the following conditions prior to or simultaneously therewith:

(a) This Agreement

The Bank shall have received counterparts of this Agreement duly executed by Authorized Signatories of the Borrowers.

(b) Note

The Bank shall have received the Note, duly executed by Authorized Signatories of the Borrowers.

(c) Security Agreement

(i)     The Bank shall have received the Security Agreements

from each Borrower, duly executed by an Authorized Signatory of such Borrower, together with such financing statements and other documents as the Bank may require in connection with the perfection of its security interests therein.

(ii)     The Bank shall have received Uniform Commercial Code, tax and judgment lien search reports with respect to each public office where Liens are or may be filed disclosing that there are no Liens of record in such official's office covering any Collateral or showing any Borrower or Company Guarantor as debtor thereunder (other than Permitted Liens).

(d) Guarantees

The Bank shall have received (i) the Individual Guarantee, duly executed by the Individual Guarantors and (ii) the Company Guarantees duly executed by an Authorized Signatory of each Company Guarantor.

(e) Deeds of Trust

The Bank shall have received (i) the recorded West Market Deed of Trust, (ii) the recorded Albemarle Deed of Trust, (iii) title policies in favor of the Bank insuring both such deeds of trust, (iv) such other documents as may be required by the Bank in connection therewith, including without limitation, UCC-1 fixture filings with respect to the subject real property.

(0 Evidence of Action

The Bank shall have received a certificate, dated the Effective Date, of an officer of each Borrower and of the Managing Person of each Company Guarantor:

(i)     attaching a true and complete copy of the resolutions of its Managing Person and of all documents evidencing all necessary company action (in form and substance satisfactory to the Bank) taken by it to authorize the Loan Documents to which it is a party and the transactions contemplated thereby,

(ii)     attaching a true and complete copy of its Organizational Documents,

(iii)     attaching a certificate of good standing of the Secretary of State of the State of North Carolina or the Secretary of State of the State of South Carolina, as the case may be, and of each other jurisdiction in which it is qualified to do business, issued not more than 10 days prior to the Effective Date, and

(iv)     setting forth the incumbency of its officer or officers (or other analogous counterpart) who may sign the Loan Documents to which it is a party, including therein a signature specimen of such officer or officers (or other analogous counterpart).

(g) Officer's Certificate

The Bank shall have received a certificate, in all respects satisfactory to the Bank, of an officer of each Borrower, dated the Effective Date, certifying that:

(i)     Absence of Litigation. There is no injunction, writ, preliminary restraining order or other order of any nature by which the Borrower is bound or to which any of its Property is subject issued by any Governmental Authority in any respect affecting the transactions provided for in the Loan Documents and no action or proceeding by or before any Governmental Authority has been commenced against the Borrower or is pending or, to the knowledge of the Borrower, threatened against the Borrower, seeking to prevent or delay the transactions contemplated by the Loan Documents or challenging any other terms and provisions hereof or thereof or seeking any damages in connection therewith.

(ii)     Approvals and Consents. All approvals and consents of all Persons required to be obtained in connection with the consummation by the Borrower of the transactions contemplated by the Loan Documents have been obtained and are in full fix-cc and effect, and all notices required to be given by the Borrower have been given and all required waiting periods applicable to the Borrower have expired.

(iii)     Absence of Material Adverse Change. No Material Adverse Change in the business, assets, liabilities, financial condition or results of operations of the Borrower has occurred since the date of the Financial Statements.

(iv)     No Liens other than Permitted Liens. Upon the making of the Loans on the Effective Date, there exist no Liens on any Property of the Bon-ower other than Permitted Liens.

(h) Fees and Expenses

All Fees and expenses owed by the Borrowers to the Bank shall have been paid.

(i) Fees and Expenses of Bank's Counsel

The fees and expenses of the Bank's counsel in connection with the preparation, negotiation and closing of the Loan Documents shall have been paid.

(j) Financial Statement of Individual Guarantor

The Bank shall have received a personal financial statement of each Individual Guarantor, in form and substance satisfactory to the Bank.

(k) Borrowing Base Certificate

The Bank shall have received a duly completed and executed Borrowing Base Certificate.

(I) Insurance

The Bank shall have received evidence satisfactory to it that the insurance required by Section 5.02 is in effect and shall receive evidence that all policies have been indorsed to provide, in respect of the interests of the Bank, that (i) the Bank shall be an additional insured on liability coverage and loss payee on property coverage and (ii) 30 days' prior written notice of any cancellation or modification thereof or any reduction of amounts payable thereunder shall be given to the Bank.

(m) Other Documents

The Bank shall have received such other documents, each in form and substance reasonably satisfactory to the Bank, as the Bank shall reasonably require in connection with the making of the Loans.

4.02. Certain Conditions Precedent to Each Loan

The agreement of the Bank to make a Loan (including, without limitation, the Loan on the first Borrowing Date) is subject to the satisfaction of the following conditions precedent:

(a) Compliance

On the Borrowing Date after giving effect to the Loans to be made on such date, (i) the Borrowers shall be in compliance with all of the terms, covenants and conditions of the Loan Documents to which it is a party, (ii) there shall exist no Default or Event of Default, (iii) the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though such representations and warranties had been made on such Borrowing Date, except to the extent the same relate solely to an earlier date, (iv) no Material Adverse Change shall have occurred with respect to any Credit Party and (v) and all outstanding Loans plus the requested Loan shall not exceed the Borrowing Base.

(b) Loan Closings

All documents required by the provisions of the Loan Documents to be executed or delivered to the Bank on or before the applicable Borrowing Date shall have been executed and shall have been delivered to the Bank on or before such Borrowing Date.

(c) Borrowing Request

The Bank shall have received a Borrowing Request duly executed by an Authorized Signatory of the Borrower borrowing the Loan.

Each request for a Loan and the acceptance by a Borrower of the proceeds thereof shall constitute a representation and warranty by the Borrowers, as of the date of the Loans comprising such borrowing, that the conditions specified in Subsections 4.02(a) and (b) have been satisfied.

5. AFFIRMATIVE COVENANTS

The Borrowers agree that, so long as this Agreement is in effect, any Loan remains outstanding and unpaid, or any other amount is owing under any Loan Document to the Bank, the Borrowers shall:

5.01. Financial and Other Information

Maintain a standard system of accounting in accordance with GAAP, and furnish to the Bank:

(a)         The following periodic reports and information:

(i)     within 15 calendar days after the last day of each calendar month, a Bon-owing Base Certificate indicating a computation of the Borrowing Base as of the last day of such month for each Borrower executed by an Authorized Signatory of such Borrower;

(ii)     within 15 days after the last day of each calendar month, an accounts receivable aging report as of the last day of such month, organized by invoice date, for each Borrower executed by an Authorized Signatory of such Borrower;

(iii)     within 15 days after the last day of each calendar month, an accounts payable aging report as of the last day of such month for each Borrower executed by an Authorized Signatory of such Borrower;

(iv)     within 15 days after the last day of each calendar month, an inventory report as of the last day of such month for each Borrower executed by an Authorized Signatory of such Borrower;

(v)     within 60 days after the last day of each calendar quarter, a combined and combining balance sheet of the Borrowers and the Company Guarantors as at the end of such quarter, together with the related combined and combining statements of operations, stockholder's equity and cash flows for such quarter, prepared in accordance with GAAP applied on a basis consistently maintained throughout the periods involved prepared and executed by an Authorized Signatory of each Borrower;

(vi)     not later than 60 days after the last day of each calendar year, a report setting forth all account debtors of each Borrower as of the last day of such fiscal year;

(b)     As soon as available, but in any event within 120 days after the end of each fiscal year of the Borrowers, a combined and combining balance sheet of the Borrowers and the Company Guarantors as at the end of such fiscal year, together with the related combined and combining statements of operations, stockholder's equity and cash flows for such fiscal year, prepared in accordance with GAAP applied on a basis consistently maintained throughout the periods involved and audited by a certified public accountant selected by the Borrower and reasonably satisfactory to the Bank,

(c)     As soon as available, but not later than 10 days after the filing of same with the Internal Revenue Service, a copy of the federal return of corporate income of each of the Borrowers (Form 1120-S) for the most recently completed tax year, together with all schedules and supporting documentation, all in the faun filed with the Internal Revenue Service and, in the event a Borrower shall file with the Internal Revenue Service an Application for Automatic Extension of Time to File Corporation Income Tax Return (Form 7004) with respect to such tax return, such Bon-ower agrees to furnish to the Bank a copy of such tax return not later than 270 days after the end of the relevant fiscal year;

(d)     As soon as available, but not later than 10 days after the filing of same with the Internal Revenue Service, a copy of the federal income tax return of each Company Guarantor for the most recently completed tax year, together with all schedules and supporting documentation, all in the form filed with the Internal Revenue Service and, in the event a Company Guarantor shall file with the Internal Revenue Service an Application for Automatic Extension of Time to File Corporation Income Tax Return (Form 7004) or an Application for Automatic Extension of Time to File U.S. Return for Partnership, REMIC or for Certain Trusts (Form 8736), as applicable, with respect to such tax return, such Corporate Guarantor agrees to furnish to the Bank a copy of such tax return not later than 270 days after the end of the relevant fiscal year;

(e)     As soon as available, but not later than 10 days after the filing of same with the Internal Revenue Service, a copy of the federal income tax return of each Individual Guarantor, or a joint return for the Individual Guarantors, as applicable, for the most recently completed tax year, together with all schedules and supporting documentation, all in the form filed with the Internal Revenue Service and, in the event such Individual Guarantor shall file with the Internal Revenue Service an Application for Automatic Extension of Time to File U.S. Individual Income Tax Return (Form 4868) with respect to such tax return, the Borrower agrees to furnish to the Bank a copy of same, not later than October 31St of the year in which Application for Automatic Extension is filed;

(0     No later than October 31st of each year, a personal financial statement of each Individual Guarantor as of the end of the previous year, in form and substance satisfactory to the Bank;

(g)     Concurrently with the delivery of the financial statements required by Section 5.01(b), a certificate of an Authorized Signatory of each of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth the computations required by the financial covenants set forth in Section 6.08;

(h)     Prompt written notice if: (i) any Indebtedness of any Credit Party is declared or shall become due and payable prior to its stated maturity, or is called and not paid when due, (ii) a default shall have occurred under any note (other than the Note) or (iii) the holder of, or any obligee with respect to, any Indebtedness of any Credit Party has the right to declare any such Indebtedness due and payable prior to its stated maturity;

(i)     Prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other document naming any Credit Party a party to any proceeding before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect on any Credit Party or that expressly calls into question the validity or enforceability of any of the Loan Documents, (ii) any lapse or other termination of any material license, permit, franchise or other authorization of any Credit Party, or (iii) any refusal by any Person or Governmental Authority to renew or extend any such material license, permit, franchise or other authorization, which lapse, termination, refusal or dispute could reasonably be expected to have a Material Adverse Effect on any Credit Party;

(1)     Prompt written notice of: (i) any development in its business affairs which could reasonably be expected to have a Material Adverse

Effect on any Credit Party, disclosing the nature thereof, and (ii) any information (coming to its attention) which indicates that any financial statements which are the subject of any representations contained in this Agreement, or which are furnished to the Bank pursuant to this Agreement, fail, to a material extent, to present fairly the financial condition and results of operations purported to be presented therein, disclosing the nature thereof;

(k)     Prompt written notice of the occurrence of an Event of Default or Default hereunder, setting forth details of such Event of Default or Default and the action which is proposed to' be taken with respect thereto;

(1)     Such other information as the Bank shall reasonably request from time to time.

5.02. Existence, Maintenance of Properties, Insurance, Licenses

(a) At all times preserve and keep in full force its corporate existence and rights; (b) observe and comply in all material respects with all laws, rules and regulations applicable to it, including, without limitation, ERISA and all Environmental Laws; (c) at all times maintain and preserve all Property used or necessary in the conduct of its affairs and keep the same in good repair, working order and condition; (d) keep its insurable Properties adequately insured at all times, by financially sound and reputable insurers, and maintain such insurance, to such extent and against such risks, as is customary (including self-insurance) in the case of comparable businesses, with such coverage and in such amounts as may be required by the Bank from time to time; (e) obtain and maintain such other insurance policies, including without limitation key person insurance, as the Bank may require from time to time; (t) conduct and operate its affairs in substantially the manner in which they are presently conducted and operated; and (g) maintain, in full force and effect, all material licenses, franchises, permits, authorizations and other rights as are necessary for the conduct of its business.

5.03. Payment of Taxes Indebtedness, etc.

Pay and discharge when due (i) all taxes, assessments and governmental charges and levies upon, or with respect to the Borrower and upon its Property prior to the date penalties attach thereto, and (ii) all Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, might (x) have a Material Adverse Effect on the Borrowers or either of them, or (y) become a Lien upon any Property, in each case, unless being contested by the affected Borrower in good faith by appropriate proceedings, and such Borrower shall have set aside adequate reserves therefor.

5.04. Maintenance of Records• Inspection; Collateral Audit

(a)     At all times maintain proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and, at all reasonable times during normal business hours and as often as the Bank may reasonably request upon reasonable notice, permit any Bank representative to visit and inspect any of the properties of the Borrowers, and to make extracts from its books and to discuss its affairs, finances and accounts with its officers and its independent certified public accountants or other parties preparing statements for or on behalf of the Borrowers or either of them.

(b)     Permit the Bank or any agent of the Bank to perform annually a field examination, Collateral analysis, Collateral audit or other business analysis or audit relating to a Borrower at such time as reasonably requested by the Bank. Such Borrower shall pay to the Bank, promptly after demand therefor, all reasonable out-of-pocket costs and expenses incurred by the Bank in connection with any such examination, analysis or audit. Notwithstanding the foregoing, at any time when a Default exists, the Bank shall have the right to perform additional field examinations, Collateral analyses, Collateral audits or other business analyses or audits relating to such Borrower at the expense of the Borrowers.

5.05. Maintenance of Accounts

(i) Maintain all of their respective operating and deposit accounts at the Bank, except such accounts as the Bank agrees in writing (in its sole discretion) may be maintained with other banks, the aggregate balances in which shall not exceed $10,000 at any time and (ii) deposit all of its revenue, upon receipt, into an operating or deposit account at the Bank.

6. NEGATIVE COVENANTS

The Borrower agrees that, so long as this Agreement is in effect, any Loan remains outstanding and unpaid, or any other amount is owing under any Loan Document to the Bank, neither Borrower shall, directly or indirectly:

6.01. Indebtedness

Create, incur, assume or permit to exist any Indebtedness, except: (i) Indebtedness due under the Loan Documents, (ii) other Indebtedness to the Bank (Indebtedness in respect of guarantees executed in favor of the Bank) and (iii) other Indebtedness not in excess of $200,000 in the aggregate at any one time outstanding.

6.02. Liens

Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except: (i) Liens in favor of the Bank, (ii) Liens for taxes, assessments or similar charges incurred in the ordinary course of business which are not delinquent, (iii) Liens in connection with workers' compensation, unemployment insurance or other social security obligations (but not ERISA), (iv) Liens arising by operation of law such as mechanics', materialmen's, carriers', and warehousemen's liens incurred in the ordinary course of business which are not delinquent, (v) judgment liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed, (vi) unexercised banker's Liens; (vii) Liens on any asset securing Indebtedness permitted by Section 6.01(iii) which is purchase-money Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring assets (including capitalized leases), provided that such Lien attaches only to the asset so acquired and such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof, (viii) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business; provided that the same do not interfere in any material respect with the business of the Borrower or materially detract from the value of the relevant assets of the Borrower, (ix) Liens to the extent arising solely from the filing of protective Uniform Commercial Code Financing Statements in respect of equipment leased to the Borrower in the ordinary course of its business under true, as opposed to finance, leases, (x) any interest or title of a lessor secured by a lessor's interest under any lease permitted by the Loan Documents and (xi) Liens in existence on the Effective Date as set forth on Schedule 6.02 (the foregoing, collectively, "Permitted Liens").

6.03. Merger, Sale of Assets, Nature of Business

Consolidate with, be acquired by, or merge into or with any Person, or liquidate, wind up or dissolve or sell, lease or otherwise dispose of any of its Property, except in the ordinary course of business, or materially change the nature of its business as conducted on the Effective Date.

6.04. Investments

Make any loan or advance to, or enter into any arrangement for the purpose of providing funds or credit to, or make any other investment, by capital contribution or otherwise, in or with any Person (each of the foregoing, an "Investment"), except (i) any money market account maintained at the Bank or investment account maintained at an affiliate of the Bank, and (ii) extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business.

6.05. Compliance with ERISA

(i) Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan so as to result in any material liability to the Borrower, or (ii) permit, with respect to any Employee Benefit Plan any prohibited transaction or prohibited transactions under ERISA or the Code, resulting in any material liability to the Borrower, or (iii) permit to exist any occurrence of any reportable event as defined in Section 4043(c) of ERISA with respect to a Pension Plan if with respect to such reportable event there is or would be any material liability of the Borrower.

6.06. Restricted Payments

Declare or pay any dividends in cash or otherwise, or set apart any sum for the payment of dividends on, or make any other distribution by reduction of capital or otherwise in respect of any shares of its stock of any class or any other equity interest or warrant or right, other than, so long as the Borrower maintain an effective `S' election under the Code and applicable state law, dividends and distributions paid in cash by the Bon-ower to its shareholders for the sole purpose of paying ongoing estimated and actual federal, state and local income tax liabilities, if any, of such shareholders resulting solely from the inclusion of the Borrower's net income in such shareholders' taxable income, provided, that (A) both immediately before and after giving effect thereto, no Default shall or would exist, and (B) such dividends and distributions shall not, in the aggregate, exceed in any taxable year the sum of (x) an amount not in excess of the minimum aggregate amount of estimated federal, state and local income tax payments which would be required to be made by such shareholders during such taxable year in order to avoid penalties and interest otherwise payable on account of the failure to pay a sufficient amount of estimated taxes as required by law and (y) an amount not in excess of the aggregate amount of actual federal, state and local income tax liabilities due and payable by such shareholders during such taxable year (after taking into account any estimated tax payments made in respect thereof), in each case solely as a direct result of each such shareholders' being shareholders of the Borrower.

6.07. Transactions with Affiliates

Enter into any transactions, including without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to the Borrower as would obtain in any arm's-length transaction with a Person not an Affiliate.

6.08. Financial Covenants

(a)Global Debt Coverage Ratio.

The Borrower shall not permit the Global Debt Coverage Ratio (as defined herein) as of the end of each fiscal year to be less than 1.35:1.00.

(b)Current Ratio.

The Borrowers shall not permit the Current Ratio as of the end of each calendar quarter to be less than 1.10:1.00.

(c) Maximum Total Liabilities to Effective Tangible Net Worth.

The Borrower shall not permit the ratio of Maximum Total Liabilities to Effective Tangible Net Worth (as those terms are defined herein) at the end of each calendar quarter to be more than 3.75:1.00.

(d) Annual Profitability.

The Net Income (as defined herein) of the Borrowers at the end of each fiscal year shall be $500,000 or greater.

6.09. Use of Proceeds

The Borrowers shall not use the proceeds of the Loans any purpose other than the purposes set forth in Section 1.07.

7. DEFAULT

7.01. Events of Default

Each of the following shall constitute an "Event of Default" hereunder:

(a)     The failure of the Borrowers to make any payment of principal on the Loans on the date when due and payable; or

(b)     The failure of the Borrowers to make any payment of interest, Fees, expenses or other amounts payable under any Loan Document which failure shall have continued unremedied for a period of three Business Days after the date when due and payable; or

(c)     The failure of either Borrower to observe or perform any covenant or agreement contained in Section 1.07 or Article 6; or

(d)     The failure of any Credit Party to observe or perform any other term, covenant, or agreement contained in any Loan Document to which it is a party, which failure shall have continued unremedied for a period of 30 days after the occurrence thereof; or

(e)     The failure of any Credit Party to observe or perform any other term, covenant, or agreement contained in any other agreement to which it is a party with the Bank, which failure shall have continued unremedied for a period of 30 days after the occurrence thereof; or

(f)     Any representation, warranty, certification or statement made by either Borrower (or any of its officers) in any Loan Document to which it is a party, or in any certificate, financial statement or other document delivered or to be delivered by it pursuant thereto, shall prove to have been incorrect or misleading in any material respect when made or deemed made; or

(g)     (i) Any Indebtedness of either Borrower (other than its obligations hereunder) in an amount in excess of $50,000, whether as principal, guarantor, surety or other obligor (x) shall become or shall be declared to be due and payable prior to the expressed maturity thereof, or (y) shall not be paid when due or within any grace period for the payment thereof, or (ii) any holder of any obligation referred to in clause (i) of this Subsection (0 shall have the right to declare such obligation due and payable prior to the expressed maturity thereof., or

(h)     Either Borrower or any Guarantor shall (i) suspend or discontinue its business, (ii) make an assignment for the benefit of creditors, (iii) generally not be paying its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 60 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in, any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 60 days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Borrower or any Guarantor; or

(i)     (1) An order for relief is entered under the United States bankruptcy laws, or (2) any other decree or order is entered by a court having jurisdiction (i) adjudging either Borrower or any Guarantor bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of such Borrower or Guarantor under the United States bankruptcy laws or any other applicable Federal or state law, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of such Borrower or Guarantor or of any substantial part of the Property thereof, or (iv) ordering the winding up or liquidation of the affairs of such Borrower or Guarantor, and any such decree or order under this clause (2) continues unstayed and in effect for a period of 60 days; or

0) Judgments or other orders for the payment of money aggregating in excess of $50,000 shall be rendered against the Borrowers or either of them and shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 7.01(i) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer, which shall be rated at least "A" by A.M. Best Company, covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(k)     Any Loan Document shall cease, for any reason, to be in full force and effect, or either Borrower or any obligor thereunder shall so assert in writing or shall disavow any of its obligations thereunder or hereunder; or

(1)     (i) Any Termination Event shall occur; (ii) any accumulated funding deficiency as defined in Section 302 of ERISA, whether or not waived, shall exist with respect to any Pension Plan; (iii) any Person shall engage in any prohibited transaction involving any Employee Benefit Plan; (iv) either Borrower shall fail to pay when due an amount which is payable by it to the PBGC or to a Pension Plan under Title IV of ERISA; (v) the imposition of any tax under Section 4980(B)(a) of the Code; (vi) the assessment of a civil penalty with respect to any Employee Benefit Plan under Section 502(c) of ERISA; or (vii) any other event or condition shall occur or exist with respect to an Employee Benefit Plan which would have a Material Adverse Effect on any Credit Party; or

(m)     A Material Adverse Change shall have occurred with respect to any Credit Party; or

(n)     A Change of Control or a Change in Management shall have occurred.

7.02. Remedies

Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (a) if such event is an Event of Default specified in Section 7.01(g) or 7.01(h), (i) the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall immediately become due and payable, (ii) the Commitment shall immediately terminate and the Bank shall have no obligation to make any additional Loans hereunder, and (iii) the Bank may exercise any and all remedies and other rights provided in the Loan Documents, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) the Bank may by notice to the Borrowers, (x) declare the Loans, all accrued and unpaid interest thereon and all other amounts owing under any Loan Documents to be due and payable, whereupon the same shall immediately become due and payable, and (y) declare the Commitment to be immediately terminated, whereupon the Bank shall have no obligation to make any additional Loans hereunder, and (ii) the Bank may exercise any and all remedies and other rights provided in the Loan Documents, presentment, demand, protest and all other notices of any kind being in each case hereby expressly waived by the Borrowers.

8. DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

8.01. Definitions

In addition to terms defined elsewhere in the Loan Documents, capitalized terms appearing in this Agreement are used as defined in Annex I hereto

8.02. Principles of Construction

(a)     All terms defined in a Loan Document shall have the meanings given such terms therein when used in the other Loan Documents or any certificate, opinion or other document made or delivered pursuant thereto, unless otherwise defined therein.

(b)     The words "hereof', "herein", "hereto" and "hereunder" and similar words when used in a Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof, and Section, Subsection, schedule and exhibit references contained therein shall refer to Sections or Subsections thereof or schedules or exhibits thereto unless otherwise expressly provided therein.

(c)     The phrase "may not" is prohibitive and not permissive.

(d)     Unless the context otherwise requires, words in the singular number include the plural, and words in the plural include the singular.

(e)     Unless specifically provided in a Loan Document to the contrary, any reference to a time shall refer to such time in New York City.

(0 Unless specifically provided in a Loan Document to the contrary, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

9. OTHER PROVISIONS

9.01. Amendments and Waivers

No amendment or waiver of any provision of this Agreement or any Loan Document shall in any event be effective unless the same shall be in writing and signed by all parties, and such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.02. Notices

All notices, requests and demands to or upon the respective parties to the Loan Documents to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (i) when delivered by hand, (ii) five days after having been deposited with the United States Postal Service as certified or registered mail, return receipt requested, with first-class postage and fees prepaid, (iii) on the next Business Day after being consigned, for next business day delivery, to Federal Express or another comparable overnight courier service, or (iv) when sent by facsimile transmission upon electronic confirmation of receipt, addressed as follows:

The Borrowers:

Han Feng, Inc. and New Sun Wah Trading Corporation

6001 West. Market Street

Greensboro, North Carolina 27409

Attention: Zhou MM Ni, CEO

Telephone: (336) 268-2080

Fax:            (336) 268-2655

The Bank:

East West Bank

1040 Avenue of the Americas

16th Floor

New York, New York 10018

Attention: Terry Mang, Vice President

Telephone: (646) 480-6189

Fax:            (212) 302-2738

except that any notice by the Borrowers to the Bank pursuant to Section 1.03 shall not be effective until received. Any party to a Loan Document may change its address for notices by giving notice to each of the other parties as provided in this Section, but such notice shall not be effective against any such party until actually received. Any party to a Loan Document may rely on signatures thereon which are transmitted by fax or other electronic means as fully as if manually signed.

9.03. Assignments and Participations

This Agreement, the Note and the other Loan Documents to which the Borrowers are a party shall be binding upon and inure to the benefit of the Borrowers and the Bank, all future holders of the Note and their respective successors and assigns, provided, however, that the Borrower may neither delegate its liabilities and obligations, nor assign its rights and benefits, under any Loan Document to any Person. The Bank shall have the right at any time, upon written notice to the Borrower, to sell, assign, transfer or negotiate, or grant participations in, all or any part of the Bank's rights with respect to the Loans to one or more banks, insurance companies, financial institutions, pension funds or mutual funds, provided, however, the Borrowers shall not, at any time, be obligated to pay any participant hereunder any sum pursuant to Section 2.03 or 2.04 in excess of the sum which the Borrowers would have been obligated to pay to the Bank in respect of such interest had the Bank not sold such participation. The Bank may at any time assign all or any part of its rights under the Loan Documents to a Federal Reserve Bank, without notice to the Borrowers, provided that any such assignment shall not release the Bank from its obligations thereunder.

9.04. No Waiver• Cumulative Remedies

No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.05. Survival of Representations and Warranties and Certain Obligations

(a) All representations and warranties made under the Loan Documents and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall survive the execution and delivery of the Loan Documents.

(b) The obligations of the Borrowers under Sections 2.03, 2.04, 9.06 and 9.07 shall survive the payment of the Loans and all other amounts payable under the Loan Documents. The Bank's determination of any amount or amounts owed by the Borrowers to it under any such Section shall be presumed correct absent manifest error.

9.06. Expenses

The Borrowers agree, promptly upon presentation of a statement or invoice therefor, and whether or not any Loans are made, (i) to pay or reimburse the Bank for all its out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation and execution of, the Loan Documents and any amendment, supplement or modification thereto (whether or not executed or effective), any documents prepared in connection therewith and the consummation of the transactions contemplated thereby, including, without limitation, the reasonable fees and disbursements of the Bank's counsel, (ii) to pay or reimburse the Bank for all of its costs and expenses, including, without limitation, reasonable fees and disbursements of counsel, incurred in connection with (A) any Default or Event of Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or "work-out" (whether consummated or not) of the obligations of the Borrowers under any of the Loan Documents and (B) the enforcement of this Section, and (iii) to pay, indemnify and hold the Bank and each of its officers, directors and employees harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable counsel fees and disbursements) with respect to the enforcement and performance of the Loan Documents, the use of the proceeds of the Loans and the enforcement and performance of the provisions of any subordination agreement involving the Bank, and, if and to the extent that the foregoing indemnity may be unenforceable for any reason, the Borrowers agree to make the maximum payment not prohibited under applicable law; provided, however, that the Borrowers shall have no obligation to pay any of the liabilities set forth in this Section to the Bank arising from the finally adjudicated gross negligence or willful misconduct of the Bank or claims between one indemnified party and another indemnified party.

9.07. Indemnity

The Borrowers agree to indemnify and hold harmless the Bank and its Affiliates, directors, officers, employees, attorneys and agents (each an "Indemnified Person") from and against any loss, cost, liability, damage or expense (including the reasonable fees and disbursements of counsel of such Indemnified Person, including all local counsel hired by any such counsel) incurred by such Indemnified Person in investigating, preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of, any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon (i) any untrue statement or alleged untrue statement of any material fact by any Credit Party in any document or schedule executed or filed with any Governmental Authority by or on behalf of such Credit Party; (ii) any omission or alleged omission to state any material fact required to be stated in such document or schedule, or necessary to make the statements made therein, in light of the circumstances under which made, not misleading; (iii) any acts, practices or omissions or alleged acts, practices or omissions of each Borrower or its agents relating to the use of the proceeds of the Loans, or in violation of any federal securities law or of any other statute, regulation or other law of any jurisdiction applicable thereto; or (iv) any acquisition or proposed acquisition by any Credit Party of all or a portion of the stock, or all or a portion of the assets, of any Person whether such Indemnified Person is a party thereto. The indemnity set forth herein shall be in addition to any other obligations or liabilities of each Borrower to each Indemnified Person under this Agreement or any other Loan Document or at common law or otherwise, and shall survive any termination of this Agreement or any other Loan Document and the payment of all indebtedness of such Borrower under the Loan Documents, provided that the Borrower shall have no obligation under this Section to an Indemnified Person with respect to any of the foregoing to the extent determined in a final judgment of a court having jurisdiction to have resulted primarily out of the gross negligence or willful misconduct of such Indemnified Person.

9.08. Limitation of Liability

No claim may be made by the Borrowers or either of them or any other Person against the Bank or any directors, officers, employees or agents of the Bank for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by any Loan Document, or any act, omission or event occurring in connection therewith, and the Borrowers hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

9.09. Counterparts

Each Loan Document (other than the Note) may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document. It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged. A counterpart of any Loan Document, and of any an amendment, modification, consent or waiver to or of any Loan Document, transmitted by telecopy shall be deemed to be an originally executed counterpart. A set of the copies of the Loan Documents signed by all the parties thereto shall be deposited with the Borrowers and the Bank. Any party to a Loan Document may rely upon the signatures of any other party thereto which are transmitted by telecopy or other electronic means to the same extent as if originally signed.

9.10. Set-off

In addition to any rights and remedies of the Bank provided by law, upon the occurrence of an Event of Default and the acceleration of the obligations owing in connection with the Loan Documents, or at any time upon the occurrence and during the continuance of an Event of Default under Section 7.01(a) or 7.01(b), the Bank shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent not prohibited by applicable law, to set-off and apply against any indebtedness, whether matured or unmatured, of the Borrowers to the Bank, any amount owing from the Bank to the Bon-owers, at, or at any time after, the happening of any of the above-mentioned events. To the extent not prohibited by applicable law, the aforesaid right of set-off may be exercised by the Bank against a Borrower or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of a Borrower or against anyone else claiming through or against a Borrower or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by the Bank prior to the making, filing or issuance, or service upon the Bank of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. The Bank agrees promptly to notify such Borrower after any such set-off and application made by the Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.

9.11. Construction

The Borrower represents that it has been represented by counsel in connection with the Loan Documents and the transactions contemplated thereby and that the principle that agreements are to be construed against the party drafting the same shall be inapplicable.

9.12. Governing Law

The Loan Documents and the rights and obligations of the parties thereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York.

9.13. Headings Descriptive

Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof.

9.14. Severability

Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

9.15. Integration

All exhibits to a Loan Document shall be deemed to be a part thereof. The Loan Documents embody the entire agreement and understanding between the Borrowers and the Bank with respect to the subject matter thereof and supersede all prior agreements and understandings between the Borrowers and the Bank with respect to the subject matter thereof

9.16. Consent to Jurisdiction

Each of the Borrowers and the Bank hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the State and County of New York over any suit, action or proceeding arising out of or relating to the Loan Documents. Each of the Borrowers and the Bank hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the Borrowers and the Bank hereby agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it.

9.17. Service of Process

Each of the Borrowers and the Bank hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by first class mail, return receipt requested or by overnight courier service, to the address of such party set forth in Section 9.02. Each of the Borrowers and the Bank hereby agrees that any such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action, or proceeding, and (ii) shall to the fullest extent enforceable by law, be taken and held to be valid personal service upon and personal delivery to it.

9.18. No Limitation on Service or Suit •

Nothing in the Loan Documents or any modification, waiver, consent or amendment thereto shall affect the right of the Bank to serve process in any manner permitted by law or limit the right of the Bank to bring proceedings against the Borrowers or either of them in the courts of any jurisdiction or jurisdictions in which such Borrower or Borrowers may be served.

9.19. WAIVER OF TRIAL BY JURY

EACH OF THE BORROWERS AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREIN. FURTHER, THE BORROWERS HEREBY CERTIFY THAT NO REPRESENTATIVE OR AGENT OF THE BANK, OR COUNSEL TO THE BANK, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT, IN THE EVENT OF SUCH LITIGATION; SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. THE BORROWERS ACKNOWLEDGE THAT THE BANK HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS SECTION.

9.20. USA Patriot Act Notice

The Bank hereby notifies the Borrowers that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), the Bank is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow it to identify the Borrowers in accordance with the Patriot Act.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Credit Agreement as of the day and year first written above.

HAN FENG, INC.

By:      /s/ Zhou MinNi /s/

Name: Zhou Min Ni

Title:   Chief Executive Officer

By:      /s/ Chan Sin Wong /s/

Name: Chan Sin Wong

Title:   President

NEW SUN WAH TRADING CORPORATION

By:      /s/ Zhou Min Ni

Name: Zhou Min Ni

Title:   Chief Executive Officer

By:      /s/ Chan Sin Wong

Name: Chan Sin Wong

Title:   President

EAST WEST BANK

By:      /s/ Terry Mang

Name: Terry Mang

Title:    Vice President

ANNEX I

DEFINITIONS

"Account": as defined in Section 1.03(b).

"Account Receivable" means any right of a. Borrower to payment for goods sold or services rendered, whether now existing or hereafter arising.

"Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 5% or more of the securities or other interests having ordinary voting power for the election of directors or other managing Persons thereof or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

"Agreement": this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

"Authorized Signatory': as to (i) any Person which is a corporation, the chairman of the board, the president, any vice president, the chief financial officer or any other officer (acceptable to the Bank) of such Person and (ii) any Person which is not a corporation, the general partner or other Managing Person thereof or a duly authorized representative of such Managing Person (acceptable to the Bank).

"Borrowing Availability": on the date of any Loan request, the excess of (i) the lesser of (a) the Borrowing Base and the (b) the Commitment Amount, each computed at such date, over (ii) the outstanding principal amount of the Loans computed at such date prior to giving effect to the requested Loan.

"Borrowing Base": on any date, shall mean sum of (i) 80% of Eligible Accounts outstanding on such date, and (ii) 50% of Eligible Inventory on such date up to a maximum value of $5,000,000, except that the aggregate amount of advances against Eligible Inventory cannot exceed the aggregate amount of advances against Eligible Accounts.

"Borrowing Base Certificate": a certificate in substantially the form attached hereto as Exhibit B.

"Borrowing Date": any date upon which a Loan is made hereunder.

"Borrowing Request": a request in the form customarily used by the Bank.

"Business Day": any day other than a Saturday, a Sunday or a day on which commercial banks located in New York City are authorized or required by law or other governmental action to close.

"Capital Lease": with respect to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

"Capital Lease Obligations": with respect to any Person, obligations of such Person under Capital Leases accounted for as liabilities in accordance with GAAP.

"Capital Stock": as to any Person, all shares, interests, partnership interests, limited liability company membership interests, participations, rights in or other equivalents (however designated) of such Person's equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity.

"Change in Management" means that at any time Zhou MM Ni and Chan Sin Wong shall cease (whether due to retirement, disability, death or otherwise) to hold the office, serve in the capacity or exercise the managerial policy-making responsibilities which on the date hereof he holds, serves in or exercises with or on behalf of the Borrower, unless he is replaced within 6 months by another individual or individuals reasonably acceptable to the Bank.

"Change of Control": any time at which 100% of the Capital Stock of each of the Borrowers is not owned by Zhou Min Ni and Chan Sin Wong.

"Code": the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

"Collateral": the Property in which a security interest has been granted to the Bank pursuant to the Security Agreement.

"Commitment": the Bank's obligation to make Loans hereunder, in an aggregate amount not exceeding the Commitment Amount or as otherwise provided herein.

"Commitment Amount": Ten Million ($10,000,000) Dollars, as such figure may be reduced from time to time pursuant to Section 1.04.

"Commitment Period": the period commencing on the Effective Date and ending on the Business Day immediately preceding the Maturity Date.

"Company Guarantor": as defined in Section 1.08.

"Credit Party": the Borrowers, the Guarantors and each other party (other than the Bank) to a Loan Document.

"Current Assets": assets which are classified as current assets in accordance with GAAP.

"Current Liabilities": liabilities which are classified as current liabilities in accordance with GAAP.

"Current Ratio": as of any date, the ratio of Current Assets of the Borrowers and the Company Guarantors, on a combined basis, as of such date to Current Liabilities of the Borrowers and the Company Guarantors, on a combined basis, as of such date.

"Default": any event or condition which constitutes an Event of Default or which, with the giving of notice, the lapse of time, or any other condition, would, unless cured or waived, become an Event of Default.

"EBITDA": for any period, Net Income for such period, plus, without duplication and to the extent deducted in determining such Net Income, the sum of (i) Interest Expense for such period, (ii) the aggregate amount of taxes accrued for such period and dividends permitted to be paid pursuant to Section 6.06 and in fact so paid, (iii) the aggregate amount attributable to depreciation and amortization for such period, (iv) all other non-cash charges and non-cash losses and (v) the aggregate amount of extraordinary or non-recurring non-cash losses during such period, minus, without duplication and to the extent added in determining such Net Income for such period, the aggregate amount of extraordinary or non-recurring gains during such period.

"Effective Date": January 5, 2012.

"Effective Tangible Net Worth": the aggregate of total stockholder's equity plus subordinated debt of the Borrowers and the Company Guarantors, on a combined basis, less any intangible assets and less any loans or advances to, or investments in, any related entities or individuals, of the Borrowers and the Company Guarantors, on a combined basis.

"Eligible Accounts": Accounts Receivable of either or both of the Bon-owers (without duplication) subject to a fully perfected first priority security interest in favor of the Bank pursuant to a Security Agreement and which conform to the representations and wan-anties contained in the Security Agreements, reduced by the amount of any returns, discounts, claims, credits and allowances of any nature and less reserves for other matters affecting the creditworthiness of account debtors owing the accounts receivable, but specifically excluding the following:

(1)     bill and hold (deferred shipment) transactions,

(2)     all Accounts Receivable which have not been paid in full within 90 days after the invoice date thereof;

(3)     all Accounts Receivable due from (i) any Affiliate of the Borrower, (ii) from an account debtor which is the subject of any reorganization, bankruptcy, receivership, custodianship, insolvency or other analogous condition or (ii) from any Person who is, or is an Affiliate of, a Family Member,

(4)     all Accounts Receivable subject to a purchase money security interest or other lien in favor of any person, such as floor-plan arrangements,

(5)     Accounts Receivable from any government (federal, state, local or foreign) or any agency, bureau or department thereof, excluding Canadian accounts or accounts that are subject to credit insurance payable to the Bank issued by an insurer acceptable to the Bank and on terms and in amounts acceptable to the Bank,

(6)     contra accounts,

(7)     Accounts Receivable subject to any dispute, setoff, counterclaim or other claim or defense on the part of die account debtor denying liability under such Accounts Receivable in whole or in part,

(8)     Accounts Receivable not payable in U.S. Dollars or which are not evidenced by an invoice or which are evidenced by an instrument or chattel paper,

(9)     Accounts Receivable due from a customer 25% or more of whose Accounts Receivable (by dollar amount) due to Borrower are outstanding 90 days or more after the invoice date thereof,

(0)     Accounts receivable which are due from an account debtor with no regular place of business in the United States (unless such Accounts Receivable are secured by clean letters of credit in favor of die Bon-ower and in which the Bank has a fully perfected first priority security interest, are secured by letters of credit in favor of the Bank or which are assigned to the Bank or are covered by export insurance (provided that in each of the foregoing situations the letter of credit or export insurance policy, as applicable, is (x) in form and substance acceptable to the Bank and (y) issued by a bank or insurance company, as applicable, doing business in the United States and acceptable to the Bank) and

(1)     Accounts Receivable due from an account debtor to the extent the aggregate outstanding amount of Accounts Receivable due from such account debtor and its Affiliates exceeds 25% of the aggregate amount of all Accounts Receivable due to die Borrower (but only to the extent of such excess).

"Eligible Inventory": Inventory of either or both of the Borrowers (without duplication) subject to a fully perfected first priority security interest in favor of the Bank, valued at the lower of cost or market value, which is not on consignment from or to any third party and which conforms to the representations and warranties contained in the Security Agreements, less five (5%) percent of such value (to account for (a) obsolete Inventory, (b) damaged or defective Inventory, (c) Inventory consisting of samples, displays or otherwise not of a type held for sale in the ordinary course of a Bon-ower's business, (d) Inventory (i) not saleable within 360 days from the date of acquisition or creation thereof or (ii) consisting of a type of spare part held for sale to customers in the ordinary course of business which has not been the subject of a sale for 360 days, (e) Inventory to be returned to suppliers, (1) any reserves reasonably required by Bank for market-value declines, bill-and-hold (deferred shipment) sales, and any other matters in the reasonable determination of the Bank, (g) Inventory not produced in material compliance with the applicable requirements of the Fair Labor Standards Act, (h) Inventory which is not located on premises owned or leased by a Borrower in the United States of America, (i) special-order and custom-made goods not saleable in the ordinary course of business and (j) any other Inventory deemed ineligible in the reasonable determination of the Bank) plus Inventory held by, or in transit to, third parties notwithstanding that such Inventory may not be subject to a fully perfected first priority security interest in favor of the Bank.

"Employee Benefit Plan": an employee benefit plan within the meaning of Section 3(3) of ERISA maintained, sponsored or contributed to by a Borrower.

"Environmental Laws": any and all federal, state and local laws relating to the environment, the use, storage, transporting, manufacturing, handling, discharge, disposal or recycling of hazardous substances, materials or pollutants or industrial hygiene and including, without limitation, (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 USCA §9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, as amended, 42 USCA §6901 et seq.; (iii) the Toxic Substance Control Act, as amended, 15 USCA §2601 et. seq.; (iv) the Water Pollution Control Act, as amended, 33 USCA §1251 et. seq.: (v) the Clean Air Act, as amended, 42 USCA §7401 et seq.; (vi) the Hazardous Materials Transportation Authorization Act of 1994, 49 USCA §5101 et seq. and (viii) all rules, regulations judgments decrees injunctions and restrictions thereunder and any analogous state law.

"ERISA": the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

"ERISA Affiliate": with respect to a Pension Plan, ERISA, the PBGC or a provision of the Code pertaining to employee benefit plans, any Person that is a member of any group of organizations within the meaning of Section 414 of the Code of which a Borrower or any Subsidiary of the Borrower is a member.

"Event of Default": any of the events specified in Section 7.01, provided that any requirement for the giving of notice, the lapse of time or any other condition has been satisfied.

"Facility Fee": a fee in the amount of Ten Thousand ($10,000) Dollars.

"Family Member": means the spouse, lineal descendants, siblings, and spouses and lineal descendants of siblings of Zhou Min Ni and Chan Sin Wong, or any trust(s) for the benefit of Zhou Min Ni and Chan Sin Wong, or for the benefit of the lineal descendants, siblings, and spouses and lineal descendants of siblings of Zhou Min Ni and Chan Sin Wong.

"Federal Funds Rate": for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Bank.

"Fees": as defined in Section 1.06(a).

"Financial Statements": as defined in Section 3.10.

"GAAP": generally accepted accounting principles in the United States as in effect from time to time.

"Global Debt Service Coverage Ratio": the earnings before interest, taxes, depreciation and amortization minus distribution (EBITDA) of the Borrowers and the Company Guarantors, on a combined basis, divided by Current Maturity of Long Term Debt plus Interest Expense of the Borrowers and the Company Guarantors, on a combined basis.

"Governmental Authority": any court, or any federal or foreign, state, municipal or other governmental department, commission, board, bureau, agency, authority, instrumentality, or any arbitrator.

"Guarantees" and "Guarantors": as defined in Section 1.08.

"Indebtedness": as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money or the deferred purchase price of Property (other than trade payables incurred in the ordinary course of business), (ii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iii) obligations with respect to any conditional sale or title retention agreement, (iv) indebtedness arising under acceptance and letter of credit facilities and the amount available to be drawn under all letters of credit issued for the account of such Person, (v) all liabilities secured by any Lien on any Property owned by such Person (other than carriers', warehousemen's, mechanics', repairmen's or other like non-consensual statutory Liens arising in the ordinary course of business with respect to obligations which are not past due), (vi) all guarantees or other liabilities with respect to any Indebtedness of any other Person and (vii) all lease obligations which are required to be capitalized under GAAP.

"Individual Guarantor": as defined in Section 1.08.

"Interest Expense": for any period, total cash interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP) of a Person with respect to all outstanding Indebtedness of such Person.

"Inventory" means all finished goods, raw materials and other merchandise of the Borrower, whether now owned or hereafter acquired, held for sale, excluding, to the extent included therein, work-in-process, scrap inventory, manufacturing supplies, packaging materials, displays and spare parts (other than spare parts held for sale to customers in the ordinary course of business).

"Lien": any mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

"Loan Documents": collectively, this Agreement, the Note, the Guarantees, the Security Agreement and any other document delivered pursuant to this Agreement.

"Loans": as defined in Section 1.01.

"Managing Person": with respect to any Person that is (i) a corporation, its board of directors, (ii) a limited liability company, its board of control, managing member or members, (iii) a limited partnership, its general partner, (iv) a general partnership or a limited liability partnership, its managing partner or executive committee or (v) any other Person, the managing body thereof or other Person analogous to the foregoing.

"Margin Stock": any "margin stock", as defined in Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

"Material Adverse Change; Material Adverse Effect": with respect to any Person, a material adverse change in, or effect on, as the case may be (i) the financial condition, operations, business or Property of such Person, (ii) the ability of such Person to perform its obligations under the Loan Documents or (iii) the ability of the Bank to enforce the Loan Documents.

"Maturity Date": the date occurring on the first anniversary of the Effective Date, or such earlier date on which all outstanding Loans shall become due and payable, whether by acceleration or otherwise.

"Maximum Total Liabilities": the aggregate of current liabilities and non-current liabilities (including outstanding Letters of Credit and any contingent liabilities) of the Borrowers and the Company Guarantors, on a combined basis, less subordinated debt of the Borrowers and the Company Guarantors, on a combined basis.

"Net Income": for any period, net income (or loss) of the Borrowers for such period taken as a single accounting period determined in accordance with GAAP.

"Note": as defined in Section 1.02.

"Organizational Documents": as to any Person which is (i) a corporation, the certificate or articles of incorporation and by-laws of such Person, (ii) a limited liability company, the articles of organization and limited liability company agreement or similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

"PBGC': the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof

"Pension Plan": at any date of determination, any Employee Benefit Plan (including a multiemployer plan as defined in Section 4001(a)(3) of ERISA), the funding requirements of which (under Section 302 of ERISA or Section 412 of the Code) are, or at any time within the six years immediately preceding such date, were in whole or in part, the responsibility of the Borrower or any ERISA Affiliate.

"Permitted Liens": as defined in Section 6.02.

"Person": an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

"Prime Rate": a rate of interest per annum equal to the rate of interest published in New York, New York from time to time in The Wall Street Journal as the prime rate, such rate to be adjusted automatically (without notice) on the effective date of any change in such published announced rate. The Borrower acknowledges that the Prime Rate is not necessarily the lowest rate at which the Bank may make loans or other extensions of credit.

"Property": all types of real, personal, tangible, intangible or mixed property. "Security Agreement": as defined in Section 1.09.

"Solvent": means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

"Subsidiary": any corporation or other Person, at least a majority of the outstanding Capital Stock of which is owned (either directly or indirectly) by a Borrower.

"Taxes": any and all present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature and whatever called, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

"Termination Event": with respect to any Pension Plan, (i) a reportable event set forth in Section 4043(c), 4063(a) or 4068(f) of ERISA or an event requiring security to a Pension Plan under Section 401(a)(29) of the Code, (ii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, (iii) the institution of proceedings to terminate a Pension Plan under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA.